Contact:	Mark Polzin	Contact:	Bob Jackson
	Fleishman-Hillard (for Emerson)		Avocent Corporation
Phone:	(314) 982-1758		Director of Investor Relations
e-mail:	mark.polzin@fleishman.com	Phone:	(256) 261-6482
		e-mail:	Bob.Jackson@avocent.com

EMERSON TO ACQUIRE AVOCENT CORPORATION

Agreement Broadens Network Power’s Data Center Management Capabilities

ST. LOUIS, MO, and HUNTSVILLE, AL; OCTOBER 6, 2009 – Emerson (NYSE: EMR) and Avocent Corporation (NASDAQ: AVCT) today announced they have reached agreement for Emerson to acquire Avocent, a transaction that will further Emerson’s ability to deliver total infrastructure management solutions to its data center customers around the world. The Avocent Board of Directors unanimously endorsed the terms of an all-cash tender offer of $25 per share, or approximately $1.2 billion. The purchase is expected to close around January 1, 2010, pending customary regulatory approvals and acceptance of the offer by Avocent stockholders holding a majority of Avocent shares.

Headquartered in Huntsville, Alabama, Avocent recorded sales in 2008 of $657 million. With global manufacturing, research and development and sales operations, nearly 50 percent of Avocent’s 2008 revenues came from outside the United States.

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The agreement extends the integrated solutions Emerson provides to data center managers and creates significant opportunities for growth. Avocent blends hardware, software and embedded technologies in a unified platform that simplifies monitoring, managing and problem solving in any size data center.

Avocent’s IT infrastructure management technology is recognized as a leader in managing IT device operating and performance information. These configuration and monitoring technologies complement Emerson Network Power’s power systems, energy management and precision cooling solutions. Emerson’s data center-related revenues were approximately $2.6 billion in fiscal 2008.

“Combining Avocent’s technologies, relationships and installed base with Emerson’s power and cooling presence allows us to offer a more compelling solution to our data center customers’ most pressing challenge — energy efficiency,” said David N. Farr, Emerson chairman, CEO and president. “It furthers our customers’ ability to better manage reliability, availability and lifecycle costs through a simple yet comprehensive view of the complete data center physical infrastructure.”

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Mike Borman, Avocent’s CEO, added: “Augmenting Avocent’s ability to access and control the physical aspects of network devices and servers with information and knowledge of the broader power and cooling infrastructure forms a powerful combination missing today from the toolset available to data center managers.”

Emerson will host a brief presentation to discuss this transaction today at 10 a.m. Central/11 a.m. Eastern. A webcast of the presentation will be available in the Investor Relations area of Emerson’s Web site at www.Emerson.com/financial at the time of the event, and an archive replay will be available for approximately one week.

About AVOCENT Corp.

Avocent delivers IT operations management solutions that reduce operating costs, simplify management and increase the availability of critical IT environments 24/7 via integrated, centralized software. Additional information is available at www.avocent.com.

About Emerson Network Power

Emerson Network Power, a business of Emerson (NYSE:EMR), is the global leader in enabling Business- Critical Continuity™ from grid to chip for telecommunication networks, datacenters, health care and industrial facilities. Emerson Network Power provides innovative solutions and expertise in areas including AC and DC power and precision cooling systems, embedded computing and power, integrated racks and enclosures, power switching and controls, monitoring, and connectivity. All solutions are supported globally by local Emerson Network Power service technicians. Liebert power, precision cooling and monitoring products and services from Emerson Network Power improve the utilization and management of datacenter and network technologies by increasing IT system availability, flexibility and efficiency. For more information, visit: www.EmersonNetworkPower.com.

About Emerson

Emerson (NYSE: EMR), based in St. Louis, Missouri (USA), is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses. Sales in fiscal 2008 were $24.8 billion, and Emerson is ranked 94th on the Fortune 500 list of America’s largest companies. For more information, visit www.Emerson.com.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, “PROJECTS”, “INTENDS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE, AMONG OTHERS: (1) ECONOMIC AND CURRENCY CONDITIONS; (2) MARKET DEMAND; (3) PRICING; (4) COMPETITIVE AND TECHNOLOGICAL FACTORS; (5) THE RISK THAT THE TRANSACTION MAY NOT BE CONSUMMATED; (6) THE RISK THAT A REGULATORY APPROVAL THAT MAY BE REQUIRED FOR THE TRANSACTION IS NOT OBTAINED OR IS OBTAINED SUBJECT TO CONDITIONS THAT ARE NOT ANTICIPATED; (7) THE RISK THAT AVOCENT WILL NOT BE INTEGRATED SUCCESSFULLY INTO EMERSON; AND (8) THE RISK THAT REVENUE OPPORTUNITIES, COST SAVINGS AND OTHER ANTICIPATED SYNERGIES FROM THE TRANSACTION MAY NOT BE FULLY REALIZED OR MAY TAKE LONGER TO REALIZE THAN EXPECTED.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL AVOCENT COMMON STOCK. THE SOLICITATION AND OFFER TO BUY AVOCENT COMMON STOCK WILL ONLY BE MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE AND RELATED MATERIALS) THAT GLOBE ACQUISITION CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF EMERSON, INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC). IN ADDITION, AVOCENT WILL FILE WITH THE SEC A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER. AVOCENT’S INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS, ANY AMENDMENTS TO THESE MATERIALS, AND ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER THAT ARE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY EMERSON AND AVOCENT WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED (WHEN AVAILABLE) FOR FREE BY CONTACTING EMERSON AT 8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136, (314) 553-2197. THE SCHEDULE 14D-9 MAY ALSO BE OBTAINED (WHEN AVAILABLE) FOR FREE BY CONTACTING AVOCENT AT 4991 CORPORATE DR., HUNTSVILLE, ALABAMA 35805, (256) 261-6482.

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